Exhibit 99.1

GrowGeneration Purchases Assets of BWGS, LLC.

Assets Include Inventory and Product Trademarks

DENVER, CO, Feb. 4, 2019 / - GrowGeneration Corp. (OTCQX: GRWG) ("GrowGen" or the "Company"), one of the largest chains of specialty hydroponic and organic garden centers, with 21 locations serving both commercial and home growers, today announced that it has purchased certain assets of BWGS, LLC. ("BWGS"). The transaction includes purchasing all the inventory of BWGS, as well as all their branded products.

GrowGen CEO Comments:

"This transaction bolsters our ability to supply branded 'house' products to our customers.  From trellis netting, to plastic pots, to organic nutrients, GrowGen will now have a complete line of private label products to offer our customers at great prices. Further, the transaction is expected to have a positive impact on margins and profitability in the near term."

About GrowGeneration Corp.:

GrowGen owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 21 stores, which include 6 locations in Colorado, 6 locations in California, 1 location in Las Vegas, 1 location in Washington, 3 locations in Michigan, 1 location in Rhode Island, 2 locations in Oklahoma, and 1 location in Maine. GrowGen also operates an online superstore for cultivators, located at HeavyGardens.com. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers. Our mission is to own and operate GrowGeneration branded stores in all the major legalized cannabis states in the U.S. and Canada. Management estimates that roughly 1,000 hydroponic stores are in operation in the U.S. By 2020 the market is estimated to reach over $23 billion with a compound annual growth rate of 32%.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as "look forward," "believe," "continue," "building," or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: www.sec.gov, and on our website, at: www.growgeneration.com.

Connect:

• Website: www.GrowGeneration.com

• Facebook: GrowGenerationCorp

• Twitter: @GrowGenOK

• Instagram: growgen

Company Inquiries:

GrowGeneration Corp.
610-216-0057
michael@growgeneration.com

SOURCE GrowGeneration